Exhibit 10.1

LETTER OF ENGAGEMENT

March 7, 2011
Attn: Mr. Perry Leopold
North Bay Resources Inc
PO Box 162
Skippack, PA 19474 USA

Dear Mr. Leopold,

This letter confirms the engagement of Theodore DeMatties (“Consultant”), Certified Professional Geologist (CPG #4446) and Registered Minnesota Geologist (#30184), to provide geological consulting services for North Bay Resources Inc. (“Client”). This letter of engagement and the related supporting schedule constitute the engagement contract pursuant to the services which will be provided.

CAREER SUMMARY:

Seasoned exploration geologist with over thirty-four years of experience in the U.S. and Canada. Since 1984 in managerial and supervisory positions with E.K. Lehmann and Associates. Emphasis on Precambrian volcanogenic polymetallic deposits (VMS); proven discovery record. Strong background in geologic mapping, core logging, geophysical methods, preparation of reports and mineral agreements, land acquisition and negotiation skills; extensive experience interfacing with county, state and federal agencies on land, permitting and regulatory issues. Successfully prepared NI 43-101 technical reports for a number of public junior exploration companies.

EXPERIENCE:

Project generation, management, acquisition and detailed prospect evaluations as well as preparation of NI43-101 qualifying technical reports for base-precious metal volcanogenic massive sulfide, lode/epithermal gold, gold skarn, iron-copper-gold (IOCG) and copper-nickel-PGM properties in the Upper Midwest, Arizona, Nevada, Canada, Mexico, Peru, and Ecuador.

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Currently managing an advanced, multimillion dollar copper-nickel-PGM project in northeastern Minnesota for Encampment Minerals Inc. Also consulting to Aquila Resources Inc. for volcanogenic massive sulfide (VMS) properties in North America and to Boxxer Gold Corp. on several gold, iron-oxide-copper-gold (IOCG) properties in Nevada.

•	Consulted to WMC Exploration and Falconbridge U.S. on copper-nickel-PGM exploration programs in the upper Midwest and INCO for an iron oxide-copper-gold (IOCG) project in the western U.S.

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Recently managed and prepared NI 43-101 technical reports on a gold base-metal exploration program for a Canadian junior company in Nevada and consulted (including preparation of NI-43-101 technical reports) to a private exploration company in Michigan that recently discovered a large VMS deposit (Back-Forty deposit).

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Conducted regional exploration programs and prospect evaluations for numerous clients including Kennecott, Cyprus-Amax, Asarco, Cominco, Sharpe Resources, Royal Standard Minerals, Placer Dome U.S, Freewest and North Mining.

•	Evaluated PGM prospects in western U.S. for a Canadian junior exploration company. Property acquisitions resulted in a successful joint venture with several companies.

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Organized and managed exploration programs for both bulk-mineable and high-grade epithermal gold deposits as well as oxide zinc deposits in Nevada for several Canadian juniors and a joint venture with a major mining company (North Mining).

•	Evaluated epithermal gold prospects in Mexico, Peru and Ecuador for a Canadian junior exploration company.

•	Managed a Wisconsin massive sulfide program for a joint venture between two Canadian junior companies. Accelerated program utilizing state-of-art exploration techniques and strategies.

•	Revitalized and strengthened Arizona massive sulfide program for Placer Dome.

•	Generated, coordinated, and directed grassroots reconnaissance exploration program for gold skarn and replacement (“Carlin-like”) targets in Nevada for Placer Dome.

SCOPE OF SERVICES

Section One.	DEVELOP PORTFOLIO OF VIABLE WESTERN U.S. PROJECTS

Research and develop a detailed list of advanced mineral projects in the Western United States. Project candidates will be attained by tapping into our network of contacts throughout the industry. Final delivery will include project details and suitable joint-venture options with which Client can utilize the EB-5 status.

•	PROJECT SCHEDULE
i.	Begin research to establish list of qualified U.S. projects.
ii.	Reach out to our contacts associated with U.S. project candidates.
iii.	Compile data, technical reports, and other necessary information.
iv.	Complete detailed list of suitable joint-venture U.S. project partners.
v.	Set meetings between Client and potential U.S. joint-venture project partners.

Section Two.	PURSUE FINANCING OPTIONS FOR CLIENT’S CANADIAN PROPERTIES

Attempt to arrange financing for one or more of Client’s properties by engaging our vast array of network contacts, including accredited investors, investment banks and potential joint-venture partners.

•	PROJECT SCHEDULE
i.	Explore Client’s properties to select best potential financing candidates.
ii.	Prepare Client collateral material for distribution through the network.
iii.	Begin disseminating Client collateral material to network.
iv.	Engage interested parties and develop relationships.
v.	Set meetings between Client and potential financing parties.

CLIENT RESPONSIBILITIES
During the term of this Agreement, the Client agrees to cooperate with Consultant to carry out the purposes of this Agreement, keep Consultant informed of any developments of importance pertaining to the Client’s business, and abide by this Agreement in its entirety.

PROFESSIONAL FEES
The Client agrees to pay Consultant for the services described above under Scope of Services., Section One. The compensation shall be $3,000 cash and $3,000 Restricted 144 Stock. Initial payment of $1,000 will be invoiced upon commencement of work by Consultant and remaining balance billed 30 days thereafter.  With regards to Scope of Services, Section Two, the Client agrees to compensate Consultant 10 percent of the total amount of funds Consultant facilitates to finance for the client’s current properties, if any.

TERMS AND CONDITIONS
INTELLECTUAL PROPERTY RIGHTS

In the course of the consulting engagement, Consultant may use enhancements, discoveries, processes, methods, designs and knowhow, whether or not copyrightable or patentable, which Consultant conceived during the course of other consulting engagements.  In addition, Consultant may independently develop enhancements, processes, methods, designs or know-how during the term of this consulting engagement and Client acknowledges that Consultant may use such enhancements, processes, methods, designs and knowhow in its business operations with other clients.

NON-CIRCUMVENTION

In and for valuable consideration, the Client hereby agrees that Consultant may introduce (whether by written, oral, data, or other form of communication) the Client to one or more opportunities, including, without limitation, existing or potential investors, lenders, borrowers, trusts, natural persons, corporations, limited liability companies, partnerships, unincorporated businesses, sole proprietorships and similar entities (an "Opportunity" or "Opportunities"). The Client further acknowledges and agrees that the identity of the subject Opportunities, and all other information concerning an Opportunity (including without limitation, all mailing information, phone and fax numbers, email addresses and other contact information) introduced hereunder are the property of Consultant, and shall be treated as confidential information by the Client, it affiliates, officers, directors, shareholders, employees, agents, representatives, successors and assigns. The Clients shall not use such information, except in the context of any arrangement with Consultant in which Consultant is directly and actively involved, and never without Consultant's prior written approval. The Client further agrees that neither it nor its employees, affiliates or assigns, shall enter into, or otherwise arrange (either for it/him/herself, or any other person or entity) any business relationship, contact any person regarding such Opportunity, either directly or indirectly, or any of its affiliates, or accept any compensation or advantage in relation to such Opportunity except as directly though Consultant without the prior written approval of Consultant. Consultant is relying on the Client’s assent to these terms and their intent to be bound by the terms by evidence of their signature. Without the Client’s signed assent to these terms, Consultant would not introduce any Opportunity or disclose any confidential information to the Client as herein described.

IN WITNESS WHEREOF, the parties hereto have caused this Engagement to be duly executed, all as of the day and year written below:

/s/ Perry Leopold	/s/ Theodore A. DeMatties
Client Signature	Consultant Signature

Perry Leopold	Theodore A. DeMatties
Printed Name	Printed Name

CEO/Chairman	Consultant
Title	Title

March 7, 2011
Date